Exhibit 99.1

June 14, 2007

Charles T. Nomides

c/o Barrier Therapeutics, Inc.

600 College Road East

Suite 3200

Princeton, NJ 08540

Dear Chuck:

As you know, Barrier Therapeutics, Inc. (the “Company”) recently hired Dr. Braham Shroot to serve as the Company’s Chief Scientific Officer, effective as of May 16, 2007. In that role, Dr. Shroot will manage the Company’s research and development activities. The purpose of this letter is to confirm the agreement between the Company and yourself regarding the impact of Dr. Shroot’s employment on your employment with the Company and your rights as an employee under your Amended and Restated Employment Agreement with the Company, dated December 6, 2006 (the “Employment Agreement”), and to modify the terms of your Employment Agreement in certain respects.

The Company acknowledges that Dr. Shroot’s employment constitutes a material diminution of your duties, responsibilities and authorities within the meaning of “Good Reason” under Section 11(d)(ii) of your Employment Agreement (herein, the “Diminution Event”). Under Section 11(d) of your Employment Agreement, you may initiate a “Good Reason” termination upon not less than 30 days prior written notice to the Company; provided that you must object in writing to the Chief Executive Officer of the Company (the “CEO”) with 30 days of the occurrence of the event that constitutes “Good Reason.” Accordingly, under the terms of your Employment Agreement, you would have to object in writing to the Diminution Event not later than June 15, 2007. The Board of Directors of the Company (the “Board”) would then have 30 days in which to cure the event that triggered a “Good Reason” termination under your Employment Agreement. However, the Company desires that you continue in employment with the Company, and hereby agrees, with respect to a “Good Reason” termination as a result of this Diminution Event only, to (i) extend the period within which you must object to this Diminution Event from 30 days to 120 days, commencing on May 16, 2007, (ii) waive the Board’s 30-day cure period and (iii) waive the 30-day notice period under Section 6(a) of your Employment Agreement. This means that following the date of this Agreement, you may choose to resign from employment with the Company on account of “Good Reason” as a result of this Diminution Event by resigning from employment with the Company effective no later than September 13, 2007.

If you choose to resign from employment with the Company on account of “Good Reason” as a result of this Diminution Event on or before September 13, 2007, you will be entitled to receive severance payments and benefits as set forth under Section 6 of your Employment Agreement, subject in all respects to the terms of your Employment Agreement and the requirements of applicable law; provided that for purposes of determining the amount of your pro-rata bonus payment under Section 6(c)(ii) of your Employment Agreement, you agree pursuant to this letter agreement that the pro-rata bonus will be calculated as if you terminated employment with the Company on account of “Good Reason,” effective as of May 16, 2007. For avoidance of doubt, we each agree that the amount to be paid to you under Section 6(c)(i) shall be $341,550 and the amount to be paid to you under Section 6(c)(ii) shall be $33,000.

If you do not resign from employment with the Company on account of “Good Reason” as a result of this Diminution Event on or before September 13, 2007, you will have no further right to resign from employment with the Company on account of “Good Reason” under Section 11(d)(ii) of your Employment Agreement as a result of this Diminution Event.

In addition, if you do not resign from employment with the Company on account of “Good Reason” on or before September 13, 2007, you may continue employment with the Company under the same title; provided, however, that your job functions and responsibilities will be restructured and modified to reflect your employment under the direction and supervision of Dr. Shroot, or his successor. This means that Section 1(b) of your Employment Agreement will be deemed modified to reflect that you will be required to report directly to Dr. Shroot, or his successor, rather than the CEO. Except as otherwise set forth herein, the terms and conditions of your Employment Agreement will remain in full force and effect.

The Company acknowledges that, upon its full execution and delivery, this letter agreement will represent the binding legal obligation of the Company, fully enforceable in accordance with its terms.

If you agree that the foregoing reflects our mutual agreement, kindly acknowledge your agreement by signing this letter below and returning it to Al Bristow no later than June 15, 2007, at which point this letter will be a binding agreement between you and the Company.

Very truly yours,

By:	/s/ Geert Cauwenbergh
Name:	Geert Cauwenbergh
Title:	Chief Executive Officer

Acknowledged, agreed to and accepted this

14th, day of June, 2007

/s/ Charles T. Nomides
Charles T. Nomides